UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2005

COMPOSITE TECHNOLOGY CORPORATION
(Exact name of Registrant as specified in charter)

Nevada	000-10999	59-2025386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2026 McGaw Ave.
Irvine, California 92614
(Address of principal executive offices)

Registrant’s telephone number, including area code: 949-428-8501

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 8.01. Other Events.

The Registrant wishes to provide updated disclosure regarding its pending litigation matter entitled Composite Technology Corporation v. Acquvest (OCSC Case No. 03 CC 12640). On April 14, 2005, the Registrant was served with notice that the Court granted plaintiff’s and cross-complainants’ application for Writs of Attachment allowing for the attachment of the Registrant’s assets totaling $2.55 million. The Court had denied two prior applications by the plaintiff and cross-complainant for Writs of Attachment. The Registrant immediately filed a Notice of Appeal on April 14, 2005 and an Emergency Writ on April 18, 2005 with the California Courts of Appeal to challenge the Court’s decision to grant the Writs of Attachment and to stay the Writs of Attachment. Additionally, the Registrant is working to arrange to post the bond to stay attachment of the entire amount subject to the Writs of Attachment. The Registrant believes that the Court committed reversible error by granting the Writs of Attachment and intend to vigorously seek to reverse it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPOSITE TECHNOLOGY CORPORATION

/s/ Benton H Wilcoxon
Benton H Wilcoxon
Chief Executive Officer
Dated: April 20, 2005